CONTRIBUTION AND CANCELLATION AGREEMENT

                              O2DIESEL CORPORATION
                        (formerly, Dynamic Ventures Inc.)

     This  Contribution  Agreement (the "Agreement") is effective as of June __,
2003, by and between Eric Boehnke ("Shareholder"), and O2Diesel Corporation (formerly, Dynamic Ventures Inc.), a Washington corporation ("Company").

     A. Shareholder is the sole director of the Company and the Company's President, Secretary and Treasurer.

     B. Shareholder currently holds 7,820,000 shares of the Company's issued and outstanding shares of common stock, par value $0.0001 (the "Common Shares").

     C. The Common Shares were issued to Shareholder in consideration for transferring certain under a Licensing Agreement with Vitamineralherb.com to the Company (the "Consideration").

     D. The Company has entered into a Letter of Intent to acquire all of the issued and outstanding share capital of AAE Technologies International Plc (the "AAE Share Exchange Offer"), pursuant to which the Company has commenced a share exchange offer under the terms of that certain share exchange offer document dated June 16, 2003 (the "Recommended Offer Document").

     E. As a condition to closing, one or more shareholders of the Company will be required to contribute, and the Company will be required to cancel, a total of 7,720,000 Common Shares immediately prior to closing of the AAE Share Exchange Offer.

     F. The Company and Shareholder have determined that it is in the best interest of the Company, its shareholders and the Shareholder that the Company complete the AAE Share Exchange Offer.

     G. Shareholder desires to contribute to the Company 7,720,000 Common Shares as an additional capital contribution to the Company and the Company desires to accept such contribution under the terms and conditions set forth below.

     H. It is the intention of the Shareholder and the Company that the contribution by Shareholder of the Common Shares to the Company qualify as a tax-fee contribution to capital for U.S. federal income tax purposes.


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     NOW,  THEREFORE,  in  consideration  of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Contribution. On the terms and subject to the conditions of this
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          Agreement, the Shareholder hereby irrevocably agrees to contribute
          7,720,000 Common Shares to the Company as an additional capital contribution to the Company, and the Company hereby agrees to accept such contribution by the Shareholder. The Shareholder hereby tenders to the Company certificates No. 1131 (representing 4,500,000 Common Shares) and No. 1107 (representing 3,220,000 Common Shares) for contribution under the terms of this Agreement (the "Tendered Certificates").

     2.   Closing and Conditions to Closing
          ---------------------------------

          (a) The transaction contemplated in this Agreement shall be subject to the satisfaction of the following condition (which is for the exclusive benefit of the Shareholder and may be waived by the Shareholder) on or before July 7, 2003, unless the AAE Share Exchange Offer is extended under the terms set forth in the Recommended Offer Document: the AAE Share Exchange Offer to acquire all of the issued and outstanding shares in the capital of AAE Technologies International Plc shall have been declared unconditional in all respects.

          (b) The transaction contemplated in this Agreement shall close (the "Closing") as soon as practicable upon satisfaction or waiver of the condition set forth in Section 2(a) of this Agreement (the "Closing Date"). The Closing shall take place at the offices of Dorsey & Whitney LLP, U.S. Bank Building Centre, 1420 Fifth Avenue, Suite 3400, Seattle, WA 98101-4010 USA, or such other place as the Company may designate.

          (c) No later than two days after the Closing Date, but no later than the closing date of the AAE Share Exchange Offer, the Company will cause to be delivered to its transfer agent the Tendered Certificates and an instruction for cancellation sufficient to cause the transfer agent to cause the cancellation of the Tendered Certificates and the 7,720,000 Common Shares represented thereby.

          (d) The Company and the Shareholder hereby agree to execute and deliver at Closing such other documents as may be necessary or appropriate to facilitate the transactions contemplated by this Agreement.


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     3.   Governing Law. This Agreement shall be construed and enforced in
          -------------
          accordance with the federal laws of the United States and the internal laws of the State of Washington, without regard to the conflicts of law rules of such state.

     4.   Construction. Whenever the singular number is used in this Agreement
          ------------
          and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     5.   Headings. The headings in this Agreement are inserted for convenience
          --------
          only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

     6.   Severability. If any provision of this Agreement or the application
          ------------
          thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

     7.   Heirs, Successors and Assigns. Each of the covenants, terms,
          -----------------------------
          provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

     8.   Creditors. None of the provisions of this Agreement shall be for the
          ---------
          benefit of or enforceable by any creditors of the Company.

     9.   Counterparts. This Agreement may be executed in counterparts, each of
          ------------
          which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement via facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first written above.

                                      O2DIESEL  CORPORATION



                                      /s/  Eric  Boehnke
                                      ------------------
                                      Eric Boehnke, President and Director

                                      SHAREHOLDER


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                                      /s/  Eric  Boehnke
                                      ------------------
                                      Eric  Boehnke


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